Exhibit 16.1

October 24, 2016
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 24, 2016, to be filed by our former client, Dynatronics Corporation.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,